Exhibit 99.1

N E W S R E L E A S E 142 WEST 57TH STREET NEW YORK, N.Y. 10019

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES DECEMBER 2004 SALES RESULTS

New York, New York, January 6, 2005 – AnnTaylor Stores Corporation (NYSE: ANN) announced today total net sales for the five-week period ended January 1, 2005 increased 11.1 percent to $239,924,000 over total net sales of $215,922,000 for the five-week period ended January 3, 2004. By division, net sales were $110,165,000 for Ann Taylor compared to $118,058,000 last year, and $107,436,000 for Ann Taylor Loft compared to $82,758,000 last year.

Comparable store sales decreased 1.5 percent for the period, compared to a comparable store sales increase of 26.2 percent for the same five-week period last year. By division, comparable store sales for fiscal December 2004 were down 7.4 percent for Ann Taylor compared to a 28.8 percent increase last year, and up 6.3 percent for Ann Taylor Loft compared to a 25.4 percent increase last year.

Ann Taylor Chairman, J. Patrick Spainhour, said, “Sales at the Ann Taylor division were better than we had anticipated given November’s weak performance, with most of the improvement coming in week five. We continued to be promotional throughout the month, as we stated we would be. Ann Taylor Loft’s performance was in line with our expectations, and as with the Ann Taylor division, week five was particularly strong. We were again pleased with the performance of Loft’s new categories, baby and sleepwear, and jewelry and accessories continued to deliver strong results. Regionally, Loft’s hot and warm stores performed well, particularly in the Southeast, and the Northeast continued to be challenging.”

“We expect January comparable store sales to be low single-digit positive for both divisions, and we remain comfortable with our previously stated fourth quarter earnings per share guidance of $0.00 - $0.04 on a diluted basis and full year earnings per share guidance of $1.04 - $1.08 on a diluted basis.”

Total inventory levels at the end of December were up approximately 12 percent on a per square foot basis compared to the same period last year, consistent across both divisions. The increase was primarily due to planned increases in both in-store inventory levels and higher in-transit inventory levels at both divisions.

During the month, the Company opened one Ann Taylor Loft store. The total store count at month end was 740, comprised of 361 Ann Taylor stores, 343 Ann Taylor Loft stores and 36 Ann Taylor Factory stores. Total square footage at the end of fiscal December 2004 increased 14.5 percent over the same period last year.

For the fiscal year-to-date period ended January 1, 2005, the Company’s net sales totaled $1,752,355,000 up 17.2 percent from $1,494,592,000 for the same period in fiscal 2003. By division, net sales for the fiscal year-to-date period were $807,857,000 for Ann Taylor compared to $817,463,000 last year, and $782,765,000 for Ann Taylor Loft compared to $552,455,000 last year. Comparable store sales for the fiscal year-to-date period increased 4.0 percent over the same period last year. Comparable store sales by division for the fiscal year-to-date period were down 2.4 percent for Ann Taylor and up 13.6 percent for Ann Taylor Loft.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 740 stores in 45 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of January 1, 2005.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Store(s); a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547

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